Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT is made on April 19, 2007, by and between Quintek Technologies, Inc. (“QUINTEK”), and Kernan Consulting, Inc. (“Consultant”), with reference to the following facts:

A.	QUINTEK is in the business of providing hardware, software and services for the Document Imaging and Business Process market;

B.	QUINTEK desires to retain Consultant to provide executive advisory assistance, pursuant to which James Kernan (“Executive”) will become the President and Chief Executive Officer of QUINTEK.

C.	Consultant desires to accept such agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Scope of the Engagement.

1.1 For purposes of this engagement, Consultant will provide the services of Executive to serve as the President and Chief Executive Officer of QUITEK. Executive will provide the standard services of a contract CEO to include overseeing the day-to-day operations of QUINTEK, SEC filings, sales, financial analysis and capital raising, projections, banking and strategic analysis.

1.2 Executive shall do and perform all services and actions necessary or advisable to promote the continued success of QUINTEK’S business, subject to the instructions, policies and limitations which may be set from time to time by its Board of Directors (the “Board”).

1.3 Consultant shall devote its time, ability and attention to the business of QUINTEK during the term of this Agreement with the exceptions noted in 1.4 below. Consultant shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Board.

1.4 QUINTEK hereby provides consent for Consultant to continue working in an advisory and consulting capacity which is not in competition with QUINTEK, as long such involvement does not detract from its responsibilities to QUINTEK.

1.5 Consultant acknowledges and agrees that Executives services to QUINTEK are of a special, unique and extraordinary character and further acknowledges and agrees that a breach of any of the covenants or agreements contained in this Agreement (including but not limited to Sections 2.2 and 7 hereof) is likely to result in irreparable and continuing damage to QUINTEK for which there will be no adequate remedy at law. Accordingly, in the event of such breach QUINTEK shall be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages, if appropriate).

2. Term.

2.1 The term of this Agreement shall be for five (5) years.

2.2 Consultant agrees to provide QUINTEK with ninety (90) days written notice prior to terminating this Agreement.

2.3 If Consultant is terminated prior to the fifth anniversary of this Agreement for reasons other than “for cause” or if Executive becomes “Disabled” (as defined herein), QUINTEK will provide Consultant with twelve (12) months’ notice prior to terminating this Agreement. If, however, QUINTEK does not provide Consultant with twelve (12) months’ notice or provides less than twelve (12) months’ notice, it shall provide Consultant with an equivalent amount of pay in lieu of notice for all or any portion of the twelve (12) months’ notice not provided. Such pay in lieu of notice is in addition to any other sums which may be owed to Consultant pursuant to this Agreement. Any pay in lieu of notice shall constitute severance pay (“Severance”) and shall be paid over the course of the pay in lieu of notice period in accordance with QUINTEK’s regular payroll practices at the rate of the then-current compensation. In no event shall QUINTEK be required to pay Severance if Consultant resigns, is terminated after the fifth anniversary of this Agreement for any or no reason, if Consultant is terminated because Executive has become “Disabled” or if Consultant is terminated at any time “for cause”, other than as set forth in Paragraph 2.6. In the event that QUINTEK’s Recast Profits (as defined in Paragraph 3.3) for the twelve (12) month period prior to termination amount to less than Two Million Dollars ($2,000,000), QUINTEK shall pay a separation benefit equivalent to three month’s compensation at the then-current rate.

2.4 As used herein, the term “for cause” shall be limited to the following:

2.4.1 Consultant’s continued failure or habitual neglect to perform its duties as set forth in Section 1 of this Agreement after receiving written notice of the alleged deficiencies and having had an opportunity to improve; or

2.4.2 Consultant’s engaging in any activity or conduct which is specifically precluded by this Agreement, including any activity competitive with or intentionally injurious to QUINTEK; or

2.4.3 Intentional malfeasance or misfeasance or gross neglect of duty engaged in by Consultant while carrying out its duties owing to QUINTEK under this Agreement; or

2.4.4 Executive’s impairment due to alcohol or other substance abuse which in the reasonable judgment of QUINTEK affects or interferes with, or may affect or interfere with, Executive’s performance or capacity to properly discharge Executive’s duties, such impairment not to include an isolated incident occurring off the premises during non-working hours; or

2.4.5 The commission by Executive of a felony or a crime involving moral turpitude (whether or not prosecuted), the charge or indictment of Executive by a governmental or prosecutorial authority of the same or the pleading by Executive of no contest (or similar plea) to the same, whether or not committed in the course of his employment; or

2.4.6 Consultant’s committing any act of dishonesty against QUINTEK or using or appropriating for its personal use or benefit any funds or properties of QUINTEK, unless such use or appropriation was specifically authorized by the Board in writing.

2.5 This Agreement shall not be terminated by any merger or consolidation where QUINTEK is not the consolidated or surviving corporation or by any transfer of all or substantially all of the assets of QUINTEK. In the event of any such merger or consolidation or transfer of assets, the surviving or resulting corporation or the transferee of the assets of QUINTEK shall be bound by and shall have the benefit of the provisions of this Agreement, and QUINTEK shall take all steps necessary to ensure that such corporation or transferee is bound by the provisions of this Agreement.

2.6 If Consultant is terminated prior to the fifth anniversary of this Agreement “for cause” as defined by Paragraphs 2.4.1 and 2.4.4, QUINTEK shall pay Consultant a separation benefit equivalent to one month’s base compensation at the then-current rate (“Separation Benefit”).

2.7 QUINTEK may terminate Consultant if Executive becomes Disabled, such termination to be made in QUINTEK’s sole discretion. For the purposes of this Agreement, “Disabled” shall mean that Executive is unable to perform his duties hereunder, either with or without a reasonable accommodation, as the result of his incapacity due to physical or mental illness or condition, and such inability continues for at least thirty (30) consecutive calendar days or equals or exceeds sixty (60) calendar days during any consecutive twelve (12)-month period. If Consultant is terminated prior to the fifth anniversary of this Agreement due to Executive becoming Disabled, QUINTEK shall pay Consultant a separation benefit equivalent to three month’s base compensation at the then-current rate (“Disability Benefit”).

2.8 As a precondition to paying the foregoing Severance, Separation Benefit or Disability Benefit, QUINTEK may require that Consultant re-confirm its obligations under Paragraph 7 and execute a general release of any and all claims it might have against QUINTEK, whether arising out of its consulting agreement or termination of the consulting agreement, other than QUINTEK’s obligation to pay the Severance, Separation Benefit or Disability Benefit, as the case may be. Furthermore, any compensation, severance, separation benefit or disability benefit or other amounts due to Consultant following termination may be offset against any amounts due to QUINTEK from Consultant.

3. Compensation.

3.1 As compensation for services hereunder, Consultant shall receive monthly compensation of $15,000 per month (the “Compensation”), during the term of this Agreement, subject to adjustment as set forth in Paragraph 3.2 below.

3.2 Compensation shall remain unchanged until such time as QUINTEK’s quarterly Gross Revenue shall exceed or equal the sum of $900,000. If QUINTEK’s quarterly Gross Revenue shall exceed or equal the sum of $900,000, Compensation for the following quarter shall be increased to the sum of $18,000 per month. If QUINTEK’s quarterly Gross Revenue shall exceed or equal the sum of $1,200,000, Compensation for the following quarter shall be increased to the sum of $21,000 per month. If QUINTEK’s quarterly Gross Revenue decreases at any time, Compensation shall be decreased to the corresponding monthly compensation described in this Paragraph, subject to a final reduction to the base Compensation amount set forth in Paragraph 3.1 above. For the purposes of this Agreement, “Gross Revenue” shall be defined as QUINTEK’s gross revenue for the applicable quarter as calculated by QUINTEK’s regular accountant(s).

3.3 In addition, Consultant will be eligible to receive an annual bonus based upon the Recast Profits of QUINTEK over the prior twelve (12) month calendar/fiscal year period. If QUINTEK’s Recast Profit Margin for the prior twelve (12) month calendar/fiscal year period is less than six (6%) percent then Consultant will not receive any bonus. If QUINTEK’s Recast Profit Margin for the prior twelve (12) month calendar/fiscal year period equal or exceed six (6%) percent, then Consultant will be paid a bonus of three (3%) percent of Recast Profits, within thirty (30) days of such year end. For each additional one (1%) percent of Recast Profits over and above six (6%) percent of Recast Profits for the prior twelve (12) month calendar/fiscal year period, Consultant will receive an additional bonus of one (1%) percent of Recast Profits within thirty (30) days of such year end, such additional bonus to be prorated for each additional one (1%) percent in Recast Profit Margin over and above the sum of six (6%) percent of Recast Profit Margin for the prior twelve (12) month calendar/fiscal year period. For example, if at the end of calendar/fiscal year 2007, QUINTEK’s Recast Profits for the prior year amount to $994,200 then Consultant would be paid the sum of $59,552 within thirty (30) days. For the purposes of this agreement, “Executive’s Compensation” is defined as Executive’s salary, car allowance (not to exceed Five Hundred Dollars ($500) per month and interest paid on Executive’s loans (if any) to QUINTEK, as calculated by QUINTEK’s regular accountant(s). For the purposes of this Agreement, “Recast Profits” shall be defined as net profits before interest, taxes, depreciation and amortization (EBITDA), less Executive’s Compensation. For the purposes of this Agreement, “Recast Profit Margin” shall be defined as the quotient of Recast Profits divided by Gross Revenue

3.4 Consultant will be paid a car allowance of Five Dollars ($500) per month during the term of this Agreement. This automobile allowance will be QUINTEK’s sole obligation with respect to Consultant’s leased or owned automobile; Consultant will maintain the costs of license, insurance and maintenance during this period. In addition, Consultant accepts such automobile allowance on such terms and conditions as QUINTEK may establish from time to time regarding the payment of an automobile allowance to its employees.

3.5 Other Benefits. Executive shall be entitled to continue to participate in or receive benefits under all of the Employee Benefit Plans of QUINTEK under which Employee may participate in accordance with applicable laws and the terms of such plans in effect on the date hereof, or under plans or arrangements that provide Executive with at least substantially equivalent benefits to those provided under such Employee Benefit Plans. As used herein, "Employee Benefit Plans" include, without limitation, each pension, and retirement plan; supplemental pension, retirement, and deferred compensation plan; savings and profit-sharing plan; stock ownership plan; stock purchase plan; stock option plan; life insurance plan; medical insurance plan; disability plan; and health and accident plan or arrangement established and maintained by QUINTEK on the date hereof. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available to QUINTEK's executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under the Employee Benefit Plans presently in effect or any employee benefit plan or arrangement which may be made available in the future shall be deemed to be in lieu of compensation payable to Executive. Any payments or benefits payable to Executive under a plan or arrangement in respect of any calendar year during which Executive is employed by QUINTEK for less than the whole of such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed. Should any such payments or benefits accrue on a fiscal (rather than calendar) year, then the proration in the preceding sentence shall be on the basis of a fiscal year rather than calendar year.

3.6 Offices. Executive agrees to serve as a director of QUINTEK, if elected or appointed thereto, provided he is indemnified for serving in such capacity on a basis no less favorable than is currently provided by QUINTEK's By-laws and any indemnification agreement with any other director.

4. Business Expenses. Consultant is authorized to incur reasonable expenses for promoting and conducting the business of QUINTEK, including reasonable expenditures for entertainment and travel. QUINTEK shall reimburse Consultant monthly for all such business expenses upon presentation of documentation establishing the amount, date, place and essential character of the expenditures, in such form as QUINTEK may require and sufficient to satisfy any Internal Revenue Code requirements for such expenses to be deductible to QUINTEK..

5. Health Insurance. Consultant shall be entitled to receive such medical and dental insurance benefits as are designated and made available by QUINTEK for its employees generally, which benefits are subject to change or revocation at QUINTEK’ sole discretion.

6. Independent Contractor Relationship. This Agreement is intended to create an independent contractor relationship between Consultant and Company, which is described in Section 3508 of the Internal Revenue Service Code, and shall be interpreted to effectuate such intent between the parties.

6.1 QUINTEK will not withhold any taxes from any compensation paid to Consultant according to this Agreement. It is acknowledged and agreed by the parties that QUINTEK has not, is not, and shall not be obligated to make, and that it is the sole responsibility of Consultant to make, in connection with compensation paid to Consultant according to this Agreement, all periodic filings and payments required to be made in connection with any withholding taxes, FICA taxes, Federal unemployment taxes, and any other federal, state or local taxes, payments or filings required to be paid, made or maintained.

7. Issuance of Equity.

7.1 QUINTEK agrees that is will issue to Consultant 2,000,000 options to purchase common stock under the Company’s stock purchase plan. Stock options granted under the Company's stock purchase plan will have the following criteria: they will expire 5 years from the date of vesting or upon termination of this Agreement; they will give the Consultant the right to purchase stock in the Company at and exercise price equal to the prior day closing bid price as quoted on the OTCBB, vesting to occur immediately. QUINTEK acknowledges that it has committed to sell to Consultant additional shares of common stock (or grant to Consultant rights to purchase additional shares of common stock) in QUINTEK so that, including all options or shares previously issued to or purchased by Consultant, Consultant would own, in the aggregate, shares of common stock or rights to purchase shares of common stock representing ten percent (10%) of the current outstanding common stock in QUINTEK prior to taking into account the issuance of such additional shares to Consultant. QUINTEK and Consultant acknowledge and agree that the purchase price for such shares (or the exercise price for such options) will be the lesser of $.0662 per share or the “Fixed Conversion Price” of the Secured Convertible Debentures issued by the Company and held by Cornell Capital Partners. These options shall expire five years from the date of vesting. It is contemplated that QUINTEK and Consultant will enter into a separate agreement or agreements on these additional shares and/or options within 90 days of the date of this Agreement. Specifically, it is presently anticipated that the new stock agreement(s) will have, at minimum, new termination and repurchase provisions, with the termination provisions to be consistent with the termination provisions set forth in this Agreement. Options shall vest according to the following schedule: Options giving Consultant the right to 2.5% of outstanding common stock at the time of execution of this agreement, options giving Consultant the right to purchase an additional 2.5% of outstanding common stock will be granted to Consultant upon the 1 year anniversary of this agreement for the following three years. In the event of a sale of QUINTEK, termination of this agreement by the Company, or any other event that may impede QUINTEK’s ability to fulfill its obligations under this Agreement, all options will immediately vest.

7.1.1 Consultant shall receive grant(s) of Preferred Stock upon achieving certain milestone to be determined within 30 days of the execution of this agreement.

7.2 Manner of Exercise of Options.  The options or rights to purchase common stock described in Paragraph 7.1 above (collectively, the “Option”) may be exercised in whole at any time, or in part from time to time, during the period commencing on the date of issuance (“Base Date”) and expiring on the date of expiration (“Expiration Date”) or, if any such day is a day on which banking institutions in the City of New York, New York are authorized by law to close, then on the next succeeding day that shall not be such a day, by presentation and surrender of Options to QUINTEK at its principal office, or at the office of its stock transfer agent, if any, with QUINTEK’s Option Exercise Form duly executed and accompanied by payment (either in cash or by certified or official bank check, payable to the order of QUINTEK) of the Exercise Price for the number of shares specified in such Form and instruments of transfer, if appropriate, duly executed by the Holder or its duly authorized attorney.

7.3 Partial Exercise; Taxes. If Option should be exercised in part only, QUINTEK shall, upon surrender of Option for cancellation, execute and deliver a new Option evidencing the rights of Consultant thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by QUINTEK of Option, together with the Exercise Price, at its office, or by the stock transfer agent of QUINTEK at its office, in proper form for exercise, Consultant shall be deemed to be the holder of record of the shares of common Stock issuable upon such exercise, notwithstanding that the stock transfer books of QUINTEK shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Consultant. QUINTEK shall pay any and all documentary stamp or similar issuer taxes

8. Property Rights, Confidential Information, and Trade Secrets of QUINTEK.

8.1 As used in this Agreement, the terms “Confidential Information” and “Trade Secrets”, collectively or individually, shall mean the following:

8.1.1 QUINTEK’s contracts, marketing plans, purchases and sales, whether realized or in development, including, without limitation, any source of ideas or projects;

8.1.2 Information relating to QUINTEK’s business, whether or not such information is in writing;

8.1.3 Information relating to QUINTEK’s clients and candidates, including such persons’ resumes, job descriptions, hiring needs and preferences, computer systems, expertise, business endeavors, purchasing habits, and other information concerning QUINTEK’s business relations with its clients and candidates;

8.1.4 Information of a personal nature relating to QUINTEK’s employees, officers and managers, including such persons’ salaries, benefits, special skills and knowledge, identities and performance; and

8.1.5 QUINTEK’ records, including, but not limited to, electronic, written, typed, or printed, including without limitation client and candidates lists and charts, other lists and charts, memoranda, notebooks, correspondence, notes, letters, plans, proposals, contracts, files, resumes, job descriptions, employee files, manuals, blank forms, materials and supplies, and all information therein contained, and similar items affecting or relating to the business of QUINTEK, whether prepared by QUINTEK, Executive, or otherwise, and any other tangible source of information (whether or not written) relating to QUINTEK.

8.2 Consultant, for the duration of this agreement has had and will have access to and become acquainted with Trade Secrets and/or Confidential Information of QUINTEK which are owned by QUINTEK and which are regularly used in the operation of the business of QUINTEK. Consultant shall not disclose any of the aforesaid Trade Secrets and/or Confidential Information, directly or indirectly, or use Trade Secrets and/or Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except actions undertaken for the benefit of QUINTEK as required in the course of Consultant’s performance under this Agreement. All Trade Secrets and/or Confidential Information coming into its possession shall remain the exclusive property of QUINTEK and shall not be copied and/or removed from the premises of QUINTEK under any circumstances whatsoever without the prior written consent of QUINTEK, except in the normal course of Consultant’s performance under this Agreement. Under no circumstance can such Trade Secrets and/or Confidential Information be allowed to fall directly or indirectly into the hands of or be used by any competitor or potential competitor of QUINTEK’s. To the extent that Consultant originates, develops, or reduces to writing Trade Secrets and/or Confidential Information, Consultant does so within the scope of its performance under this agreement. QUINTEK possesses all right, title, and interest in all Confidential Information and/or Trade Secrets, whether created by QUINTEK or Consultant.

8.3 In the event of any termination of this Agreement, Consultant agrees to deliver promptly to QUINTEK all files, records, documents, drawings, client or candidate lists, resumes, job descriptions, plans, proposals, contracts, charts, other lists and charts, equipment, books, notebooks, memoranda, reports, correspondence, or other written, electronic or graphic records and the like, and all other Trade Secrets and/or Confidential Information relating to QUINTEK’s business, which are or have been in his possession or under his control, in good condition, ordinary wear and tear and damage by any cause beyond the control of Consultant excepted.

8.4 Consultant shall not, following the termination of this Agreement, either directly or indirectly, or by action in concert with others, either for Consultant’s own benefit or for the benefit of any other person or entity:

8.4.1 Make known to any person the names, addresses or telephone numbers or any of the candidates, clients or projects of QUINTEK or any other Trade Secrets and/or Confidential Information pertaining to them;

8.4.2 For a period of twelve (12) months following the termination of this Agreement, call on, solicit, divert, interfere with or take away, or attempt to call on, solicit, divert, interfere with or take away, any of the projects, clients or candidates of QUINTEK, including without limitation all those clients, candidates and projects with whom Consultant became acquainted during his employment with QUINTEK, either for Consultant’s own benefit or for any other person or entity;

8.4.3 Induce in any way, directly or indirectly, QUINTEK’s employees, and/or persons working with and/or contracting with QUINTEK, to disclose QUINTEK’s Trade Secrets and/or Confidential Information to any person;

8.4.4 For a period of twelve (12) months following the termination of this Agreement, hire or take away, or attempt to hire or take away, any of QUINTEK’s employees, and/or independent contractors, and/or persons working with and/or contracting with QUINTEK; and

8.4.5 For a period of twelve (12) months following the termination of this Agreement, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by QUINTEK to terminate his or her employment or engagement or breach their duties of obligations owed to QUINTEK.

8.5 For the duration of this Agreement, Consultant shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of QUINTEK, without the prior written consent of the Board. “Directly or indirectly” means that Consultant will not benefit in any way, shape or form from any affiliation or consultation with any business that is engaged in film based imaging, custom application development, staffing and permanent placements, whether or not he is an owner, director, officer, shareholder, employee or consultant for such firm or entity.

9. Entire Agreement, Etc. This Agreement contains the entire and exclusive agreement of the parties hereto. No prior written or oral representations between them originating before the date of the Agreement not embodied herein shall be of any force or effect. The parties have mutually participated in the negotiation and preparation of this Agreement and no rule of construction that the Agreement shall be construed against the drafting party shall apply hereto.

10. Modification. This Agreement may not be superseded and none of the terms of this Agreement can be waived or modified except by an express written agreement signed by all parties hereto. Any oral representations or modifications concerning this Agreement (including any fully executed oral agreements or modifications) shall be of no force or effect unless contained in a subsequent written modification signed by all parties.

11. Release of Any Prior Bonus Claims. As further consideration for this Agreement, Consultant, on its own behalf and on behalf of its officers, managers, directors, partners, employees, predecessors, successors, assigns, stockholders, representatives and agents, individually and collectively, hereby releases and discharges QUINTEK and its parents, subsidiaries and affiliates, and each of their respective officers, managers, directors, partners, employees, predecessors, successors, assigns, stockholders, representatives and agents, individually and collectively, of and from any and all known or unknown liabilities, claims, demands or any other thing for which he or any of them have or may have a known or unknown cause of action, claim, or demand for damages, whether certain or speculative, which may have at any time prior hereto come into existence or which may be brought in the future in connection with obligations by QUINTEK to pay any bonus of any kind to Consultant which have arisen at any time prior to the date of this Agreement.

12. Severability. If any term, provision, covenant, or condition of this Agreement (the “Provision”) is held by an arbitrator or a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected, impaired, or invalidated. If possible, the Provision shall remain in effect but shall be modified by the court only to the extent necessary to make it reasonable.

13. Arbitration. Upon the demand of either party, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, or that arises out of the relationship of the parties shall be resolved by mandatory binding arbitration in Huntington Beach, California. If despite demand, an action is commenced or prosecuted in any court, the party demanding arbitration may bring any action in any court of competent jurisdiction to compel arbitration of such matters. Any party who fails or refuses to submit to binding arbitration following lawful demand shall bear all costs and expenses incurred by the opposing party in compelling arbitration of such matter. All matters submitted to arbitration shall be resolved by binding arbitration administered by the American Arbitration Association (herein referred to as “AAA”), in Huntington Beach, California, in accordance with the Commercial Arbitration Rules of the AAA, the Federal Arbitration Act (Title 9 of the United States Code), and, to the extent that the foregoing are inapplicable, unenforceable, or invalid, the laws of Orange County, the State of California. Any arbitrator selected must be a practicing attorney, a member of the State Bar of California, and must be experienced and knowledgeable in the substantive laws applicable to the dispute in question. The substantive laws of Orange County, the State of California shall govern any such arbitration. The parties will agree to a single arbitrator to resolve their dispute or AAA shall appoint an independent, third party neutral within 30 days of being requested by either party to decide all matters. The parties expressly agree to waive any and all appeal or other legal rights with respect to any decision reached by arbitration hereunder

14. Choice of Law. This Agreement shall be governed by and interpreted with the laws of the State of California.

15. Waiver. The failure of either party to insist on strict compliance with any of the terms of this Agreement shall not be deemed a waiver of that term or of that party’s right to subsequently enforce that term.

16. Attorneys’ Fees. The parties hereto agree to bear their own costs and attorneys’ fees incurred in the negotiation and drafting of this Agreement or otherwise incurred prior to the date of execution hereof.

17. Notice. Any notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) personally delivered, (ii) sent by facsimile transmission, (iii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iv) delivered by a nationally recognized express overnight courier service, charges prepaid, to the addresses set forth below except that any communications from Executive to QUINTEK shall also be sent to ________________________________________ (such addresses to be changed by parties as they may specify from time to time in accordance with this Section). Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address, (ii) the day sent by facsimile transmission, (iii) the third business day following the date deposited with the United States Postal Service, or (iv) 24 hours after shipment by such courier service.

18. Binding Effect and Assignment. This Agreement shall be binding upon the parties hereto, their heirs, personal representatives and successors and assigns. This Agreement may not be assigned by either party without first obtaining the written consent of the other party.

19. References. For purposes of this agreement, references to Consultant shall be deemed to include Executive and references to Executive shall be deemed to include Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

QUINTEK TECHNOLOGIES, INC.

By:	/s/ Robert Steele

Its:	Chairman & CEO

KERNAN CONSULTING, INC.

By:	/s/ JAMES KERNAN

Its:	CEO